EXHIBIT 99.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of April 1, 2021 (the “Effective Date”), and entered into by and between Sagaliam Sponsor LLC (the “Sponsor”), a limited liability company organized in the State of Delaware, and Thomas Neukranz, (the “Executive”), each a “Party”, or, collectively, the “Parties”.

WHEREAS, the Sponsor has formed a blank check company, Sagaliam Acquisition Corp. (the “SPAC”) that will seek to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, with one or more businesses or assets (a “Business Combination”); and

WHEREAS, the Sponsor has approved the employment of the Executive and the Sponsor and the Executive desire to enter into this Agreement on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	Employment Term

(a)	The Sponsor agrees to employ the Executive at will pursuant to the terms of this Agreement and the Executive agrees to be so employed. Nothing in this Agreement is intended to create a promise or representation of continued employment or employment for a fixed period of time. The period of time between the Effective Date and the termination of the Executive’s employment shall be referred as the “Term”.

(b)	The Term shall end as of the earlier of the date: (i) either Party terminates this Agreement pursuant to Section 4; (ii) thirty (30) days after the closing of the SPAC’s initial Business Combination; or (iii) thirty (30) days after the SPAC’s Board of Directors issues a resolution ordering the return of investors’ capital as required by its charter documents.

2.	Position and Duties

(a)	The Sponsor hereby employs the Executive to serve as Chief Financial Officer (“CFO”) of the SPAC. If requested to do so, Executive shall also serve, at no extra compensation, as a member of the SPAC’s Board of Directors (the “Board”).

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(b)	As CFO of the SPAC, the Executive shall: (i) report to the SPAC Board of Directors; and (ii) be responsible for the general financial management of the affairs of the SPAC, and shall have all authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities, and responsibilities as may reasonably be assigned to the Executive by the SPAC Board of Directors. For avoidance of doubt, in the event of any conflict of interest between the SPAC and the Sponsor, the Executive shall pursue the interests of the SPAC (including, where applicable, to the detriment of the Sponsor), and such conduct shall not constitute a breach of this Agreement or any duty of loyalty (or otherwise) the Executive might otherwise owe the Sponsor.

(c)	Throughout the Executive’s employment, the Executive shall devote substantially all of his professional time to the performance of his duties of employment with the Sponsor (except as otherwise provided herein) and shall faithfully and industriously perform such duties.

(d)	The Executive will be required to comply with all SPAC policies as may exist and be in effect from time to time.

3.	Compensation and Benefits

(a)	Base Salary. In consideration for his work under the terms of this Agreement, the Sponsor shall pay to the Executive a base salary at a rate of $3,000.00 (Three Thousand Dollars) per month (“Base Salary”) on the last day of each month of the Term, in accordance with the regular payroll practices of the Sponsor and subject to such deductions and withholding as are required by law and otherwise elected by the Executive. If the Employment Term ends other than on the last day of a month the last salary payment shall be pro-rated based on the number of days in the month that have passed as of the date of termination.

(b)	Grant of Shares. On the date this Agreement is executed, the Executive shall receive a grant of 40,000 shares of the fully-diluted Class B common shares of the SPAC (the “Share Grant”) in accordance with the terms of the Share Grant Agreement to be executed between the Parties on this date (the “Transfer Agreement”) and subject to the vesting terms below.

(c)	Vesting Terms. The Share Grant shall vest ratably in equal installments over twenty-four (24) months beginning on April 30, 2021, provided, that 100% (one hundred percent) of the Share Grant shall vest upon the successful closing of a Business Combination by the SPAC during the Term, regardless of the date of such closing.

(d)	Benefits. Executive shall be eligible for• any fringe benefits offered by the Sponsor on the same terms and conditions as other executives.

(e)	Additional Compensation Terms and Limitations. The Executive agrees that, absent a written agreement signed by the Managing Member of the Sponsor, the Executive shall not be entitled to any remuneration of any kind, other than that expressly set forth in this Agreement, for any work or services the Executive performs for, or information the Executive provides to, the Sponsor, the SPAC, or any of their respective agents, during the Term. The Executive acknowledges that he has not been promised, and is not entitled to, a position as an employee, contractor, or director, with the entity that results from any Business Combination into which the Sponsor enters. The Executive and the Sponsor agree that no such promise shall be binding in the absence of a written agreement signed by the Sponsor’s Managing Member and the Executive.

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4.	Termination of Employment

(a)	Termination For Cause, due to Death, or Disability; Resignation without Good Reason. In the event the Executive’s employment hereunder is terminated by the Sponsor for Cause (as defined below), by Executive without Good Reason (as defined below), or by reason of the Executive’s death or Disability (as defined below), then (i) the Sponsor shall pay to the Executive the Base Salary earned through the date of termination; (ii) the Sponsor shall reimburse the Executive for any expenses incurred through the date of termination for which the Executive is entitled to reimbursement; (iii) the Executive’s rights under any benefit plans, programs, or arrangements of the Sponsor shall be determined in accordance with the provisions thereof (clauses (i) through (iii) hereof; and (iv) Executive shall retain all vested portion of the Share Grant (the items in subparagraphs (i) — (v) referred to hereinafter as the “Accrued Amounts”). Further vesting of the Share Grant shall cease and the Sponsor shall have no further obligations to Executive.

(b)	Termination without Cause; Resignation For Good Reason. In the event the Employment Term is terminated by the Sponsor without Cause, or Executive resigns for Good Reason, then: (i) the Sponsor shall provide the Executive with the Accrued Amounts; (ii) the Sponsor shall continue to pay Executive the Base Salary until the earlier of: (x) thirty (30) days after the closing of the SPACs initial business combination or (y) thirty (30) days after the SPAC after the SPAC’s Board of Directors issues a resolution ordering the return of investors’ capital as required by its charter documents; and (iii) any unvested portion of the Share Grant shall immediately vest. Continued payment of Base Salary and continued vesting of the Share Grant after termination are subject to the Executive’s execution of a release of claims in favor of the Sponsor, its affiliates, and its respective officers and directors, in the form annexed hereto as Exhibit “A” (the “Release”) and such Release becoming effective within thirty (30) days following the Termination Date (such 30-day period, the “Release Execution Period”). The first payment and the vesting of the Share Grant shall take place after any revocation period in the Release has expired and shall include all payments that would have occurred had the Release become effective on the date Executive’s employment terminated.

(c)	Termination Under § 1(b). Termination due to the expiration of the Term in accordance with Section 1(b)(i) or 1(b)(ii) shall not be considered a termination without Cause or resignation for Good Reason for any purposes under this Agreement.

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(d)	Cause. The term “Cause” means (i) the gross and willful misconduct on the part of the Executive in connection with the performance of his duties and responsibilities; (ii) commission by Executive of fraud, embezzlement, misrepresentation or an act of dishonesty in connection with his duties hereunder; (iii) Executive’s conviction of a felony or a misdemeanor involving moral turpitude; (iv) Executive’s willful and repeated refusal or failure to follow specific, lawful and reasonable written directions of the SPAC; or (v) the Executive’s material breach of this Agreement.

(e)	Notice and Cure of Cause Condition. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have thirty (30) days from the delivery of written notice by the Sponsor within which to cure any acts constituting Cause; provided, however, that, if the Sponsor reasonably expects irreparable injury from a delay of thirty (30) days, the Sponsor may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect. The Sponsor may place the Executive on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Sponsor will not constitute Good Reason for Executive’s resignation.

(f)	Good Reason. The term “Good Reason” means (i) the Sponsor’s material breach of any material provision of this Agreement; (ii) material diminution in Executive’s title, position, duties, responsibilities or compensation or benefits, without Executive’s prior written consent; or (iii) the Sponsor requires Executive to relocate his office location to a location more than 35 miles from the address Executive has provided for notice purposes in this Agreement without the Executive’s prior written consent.

(g)	Notice and Cure of Good Reason Condition. In order to resign for Good Reason, Executive must give the Sponsor written notice of the Good Reason condition within ninety (90) calendar days of when the Good Reason condition first arises, allow the Sponsor thirty (30) days to cure the Good Reason condition, and resign within forty-five (45) days after giving the Sponsor written notice of the Good Reason condition.

(h)	Disability. Either Party may terminate the Executive’s employment hereunder due to disability (“Disability”) if the Executive is unable, due to a mental or physical injury, illness or disorder, to perform the essential functions, duties and responsibilities of his position hereunder, after reasonable accommodation has been made for him for a period of more than one hundred twenty (120) days during any consecutive three hundred and sixty-five (365) day period.

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5.	Business Expenses

Upon presentation of reasonable substantiation and documentation as the SPAC may specify from time to time, the Executive shall be reimbursed in accordance with the SPAC’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder. To the extent the Executive is provided with the use of the SPAC’s credit or charge card forpurposes of business expenses, such credit or charge card shall not be used to incur any personal (non-business-related) expenses; any personal expenses inadvertently charged to such card shall be reimbursed immediately by the Executive to the Sponsor.

6.	Confidentiality and Intellectual Property

(a)	Confidential Information. The Executive acknowledges that the Executive will occupy a position of trust and confidence. The Sponsor and/or the SPAC will, from time to time, disclose to the Executive, and the Executive will require access to and may generate confidential and proprietary information (no matter how created or stored) concerning the business practices, products, services, and operations of the Sponsor and/or the SPAC which is not known to their competitors or within their industry generally and which is of great competitive value to them, including, but not limited to: (i) Trade Secrets, inventions, mask works, ideas, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, software, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding research, development, products, marketing plans, market research and forecasts, bids, proposals, quotes, business plans, budgets, financial information and projections, overhead costs, profit margins, pricing policies and practices, accounts, processes, planned collaborations or alliances, licenses, suppliers and customers; (iii) operational information including deployment plans, means and methods of performing services, operational needs information, and operational policies and practices; and (iv) any information obtained by the Sponsor and/or the SPAC from any third party that the Sponsor and/or the SPAC treats or agrees to treat as confidential or proprietary information of the third party (collectively, “Confidential Information”). The Executive acknowledges and agrees that Confidential Information includes Confidential Information disclosed to the Executive prior to entering into this Agreement.

(b)	Trade Secrets. “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Sponsor and/or the SPAC and which: (i) derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

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(c)	Restrictions On Use and Disclosure of Confidential Information. The Executive recognizes that the Sponsor’s and the SPAC’s business interests require the full protection of their respective Confidential Information. The Executive agrees during his employment and after his employment ends, the Executive will hold the Confidential Information in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out the Executive’s responsibilities as an employee of the Sponsor or as specifically authorized in writing by a duly authorized officer of the Sponsor and/or the SPAC. The Parties agree that the restrictions in this Section will not apply to any portion of the Confidential Information which: (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided, if permitted, that the Executive provides the Sponsor and/or the SPAC with prior notice of the contemplated disclosure and cooperates with the Sponsor at its expense in seeking to protect such information). Nothing in this Agreement shall be deemed to prohibit the Executive from disclosing any concerns about suspected unlawful conduct to any proper government authority subject to proper jurisdiction. This provision shall survive the termination of the Executive’s employment for so long as the SPAC maintains the secrecy of the Confidential Information and the Confidential Information has competitive value and to the extent such information is otherwise protected by statute for a longer period, for example and not by way of limitation, the Defend Trade Secrets Act of 2016 (“DTSA”), then until such information ceases to have statutory protection.

(d)	Defend Trade Secrets Act. Misappropriation of a Trade Secret of the Sponsor and/or the SPAC in breach of this Agreement may subject the Executive to liability under the DTSA, entitle the Sponsor and/or the SPAC to injunctive relief, and require the Executive to pay compensatory damages, double damages, and attorneys’ fees to the Sponsor and/or the SPAC. Notwithstanding any other provision of this Agreement, the Executive hereby is notified in accordance with the DTSA that the Executive will not be held criminally or civilly liable under a federal or state law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Sponsor and/or the SPAC for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided that the Executive must file any document containing the trade secret under seal, and must not disclose the trade secret, except pursuant to court order.

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(e)	Ownership of Inventions. All ideas, data, deliverables, reports, work products, innovations, improvements, know-how, inventions, designs, developments, techniques, methods and other results of the Executive’s employment with the Sponsor and/or the SPAC (in draft and final forms), and all related documentation (such as, but not limited to, notes, records, documents, drawings, and designs), which the Executive makes, conceives, reduces to practice, or develops in whole or in part, either alone or jointly with others, in connection with his services to the Sponsor and/or the SPAC or which relate to any Confidential information (collectively, the “Inventions”) will be the sole and exclusive property of the Sponsor and/or the SPAC, and will be considered “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). The Executive hereby assigns to the Sponsor and/or the SPAC or their respective designees all of the Executive’s right, title and interest in and to all of the foregoing without compensation. To the extent the Executive has any “moral rights” in the Inventions which are not assignable by law, the Executive hereby waives any such moral rights relating to the Inventions, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications. The Executive further represents that, to the best of the Executive’s knowledge and belief, none of the Inventions that the Executive creates will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that the Executive will use the Executive’s commercially reasonable efforts to prevent any such violation.

7.	Covenants Not To Solicit or Compete

(a)	Non-Solicitation of Personnel. During the Executive’s employment with the Sponsor and/or the SPAC and for a period of six (6) months following the termination of the Executive’s employment (the “Restricted Period”), the Executive shall not, directly or indirectly, solicit, induce, recruit or encourage any Protected Personnel of the Sponsor and/or the SPAC to leave their employment, or end their engagement with the Sponsor and/or the SPAC, to provide services for the Executive or any other person, business, or organization. “Protected Personnel” means: (i) any person currently employed or engaged as an independent contractor by the Sponsor and/or the SPAC and (ii) any former employee or independent contractor of the Sponsor and/or the SPAC for a period of three (3) months after termination of such employee’s employment, or independent contractor’s engagement, with the SPAC.

(b)	Non-Solicitation of Potential Business Combination Partners. Until the date the SPAC either closes a Business Combination or the SPAC’s Board of Directors issues a resolution ordering the return of investors’ capital because of the deadline for the SPAC to enter into a Business Combination, as stated in its charter documents, has passed, the Executive shall not, on behalf of any other special purpose acquisition company, directly or indirectly, solicit, induce, recruit or encourage any business with which the SPAC has engaged in discussions about a Business Combination, to enter into a Business Combination with any other business entity.

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(c)	Non-Competition. During the Term, and during the Restricted Period, or the date the SPAC closes a Business Combination or the SPAC’s Board of Directors issues a resolution ordering the return of investors’ capital as required by its charter documents, whichever date is earlier, Executive shall not, anywhere within the United States, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own (more than 5%), manage, finance, operate, control or otherwise engage or participate in any manner or fashion in a special purpose acquisition company, seeking to effect any merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with, or other substantial strategic investment into, any one or more businesses that have a focus on the same target sectors as those with which the SPAC seeks to enter into a Business Combination.

8.	Indemnification

(a)	Executive shall be provided defense and indemnification in accordance with the bylaws and certificate of incorporation of the SPAC.

(b)	Executive shall be provided such defense, indemnification, and advancement as is provided by the Operating Agreement of the Sponsor in effect on the date hereof or, if more beneficial to the Executive in any circumstances presented, as subsequently amended.

9.	Insurance

The Sponsor agrees to use its best efforts to ensure that the SPAC maintains at all times a directors’ and officers’ liability insurance policy covering Executive for an amount that shall be set in the discretion of the SPAC that is not less than the coverage that the SPAC provides for any other director, officer, member, or employee of the SPAC.

10.	Waiver of Trust

Executive acknowledges that (a) he has read the prospectus of the SPAC and understands that the SPAC will establish the Trust Account referred to in the prospectus in the amount contemplated by such prospectus (the “Trust Account”) for the benefit of the Public Stockholders (as defined in the prospectus) and that, except for a portion of the interest earned on the amounts held in the Trust Account, the SPAC may disburse monies from the Trust Account only (i) to the Public Stockholders in the event they elect to redeem shares of Common Stock contained in the Public Securities in connection with the consummation of a Business Combination, (ii) to the Public Stockholders if the SPAC fails to consummate a Business Combination within the time period set forth in the charter documents, or (iii) to the SPAC after or concurrently with the consummation of a Business Combination. Executive agrees that Executive does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Claim”) and waives any Claim Executive has, or may have in the future, as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent Executive purchases Public Securities, in which case he may assert any Claim with respect to such Public Securities).

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11.	Survival of Provisions.

The obligations contained in Sections 7, 8, 9, and 10 shall survive the termination of the Executive’s employment with the Sponsor and shall be fully enforceable thereafter.

12.	Return of Propert

On the date of the Executive’s termination of employment with the Sponsor for any reason (or at any time prior thereto at the SPAC’s request), the Executive shall return all property belonging to the SPAC, the Sponsor, or their affiliates and not retain any copies, including, but not limited to, any keys, access cards, badges, laptops, computers, cell phones, wireless electronic mail devices, USB drives, other equipment, documents, reports, files, and other property provided by or belonging to the SPAC or the Sponsor.

13.	Non-Disparagement

During the Executive’s employment and following termination of employment for whatever reason, the Executive shall not, directly or indirectly, make or publish denigrating or derogatory remarks, comments, or statements (whether written or oral) in any forum or through any medium of communication regarding the SPAC, its services, or any of its owners, managers, officers, employees, or consultants. Notwithstanding the foregoing, nothing in this section shall or shall be deemed to prevent or impair the Executive from making truthful statements in any legal or administrative proceeding or from otherwise complying with legal requirements.

14.	Notices

For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered by email with return receipt requested, upon the obtaining of a valid return receipt from the recipient, by hand or mailed by nationally recognized overnight delivery service, addressed, to the Parties’ addresses specified below or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

To the SPAC:

Sagalia.m Acquisition Corp.

1800 Avenue of the Stars, Suite 1475

Los Angeles, CA 90067

Email: brosen(&,gld 1p.com

With a copy (which shall not constitute notice) to:

Thomas Kollar, Esq.

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Email: thomas.kollar@mayerbrown.com

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To the Executive:

Mr. Thomas Neukranz

86 St. Thomas Way

Tiburon, CA 94920

Email: tneukranz@gldlp.com

15.	Tax Matters

(a)	Withholding. The Sponsor may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)	Code Section 409A. The payments described in this Agreement are intended either to comply with the requirements of Code Section 409A, to the extent they are subject to Code Section 409A, or to be exempt from such requirements, regulations and guidance (where an exemption is available), and will be construed accordingly. Notwithstanding any other provision of this Agreement, the Parties agree that the Sponsor has the right, to the extent the Sponsor deems necessary or advisable, in its sole discretion, to unilaterally amend this Agreement to ensure that the payments hereunder comply with Section 409A. The Sponsor is not responsible for, and makes no representation or warranty whatsoever in connection with the tax treatment hereunder, and the Executive should consult his own tax advisor, including without limitation the applicability of Code Section 409A as to the tax effect of amounts payable to the Executive under this Agreement. In any case, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive in connection with this Agreement (including any taxes and penalties under Code Section 409A), and neither the Sponsor nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.

16.	Assignment

The Executive may not assign any part of the Executive’s rights or obligations under this Agreement. The Executive agrees and hereby consents that the Sponsor may assign this Agreement to a third party that acquires or succeeds to the Sponsor’s business, that the provisions hereof are enforceable against the Executive by such assignee or successor in interest, and that this Agreement shall become an obligation of, inure to the benefit of, and be assigned to, any legal successor or successors to the Sponsor.

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17.	Headings

Titles or captions of sections or paragraphs contained in this Agreement are intended solely for the convenience of reference, and shall not serve to define, limit, extend, modify, or describe the scope of this Agreement or the meaning of any provision hereof. The language used in this Agreement is deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

18.	Severability

The provisions of this Agreement are severable. The unenforceability or invalidity of any provision or portion of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the full extent permitted by applicable law.

19.	Governing Law; Venue

This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (without regard to its conflicts of laws provisions). Except as provided in Section 20 (Arbitration) of this Agreement, the Parties consent to the personal jurisdiction of the State of California and further agree to the exclusive jurisdiction of the courts of the State of California, County of Los Angeles and the United States District Court for the Central District of California, as applicable, in connection with, or incident to, any dispute, claim, case, controversy or matter arising out of or relating to Executive’s employment or this Agreement, to the exclusion of the courts of any other state, territory or country. The Parties knowingly, willingly, and voluntarily, WAIVE ALL RIGHT TO TRIAL BY JURY in any such proceedings.

20.	Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions and Employee’s employment with the Sponsor or the SPAC, including any alleged violation of statute, common law or public policy shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) to be held in Los Angeles, California before a single arbitrator, in accordance with then-current AAA Employment Arbitration Rules. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. Employer will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs shall be resolved by the arbitrator.

______________ By initialing here, Executive acknowledges he has read this paragraph and agrees with the arbitration provision herein.

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21.	Waiver; Modification

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Sponsor. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

22.	Recitals; Entire Agreement

The Recitals are hereby incorporated into this Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Sponsor with respect to the subject matter hereof. No agreements, inducements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement and the Transfer Agreement.

23.	Counterparts

This Agreement may be executed in counterparts, and each executed counterpart shall have the efficacy of a signed original and may be transmitted by facsimile or email. Each copy, facsimile copy, or emailed copy of any such signed counterpart may be used in lieu of the original for any purpose.

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IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement effective as of the date first written above.

SAGALIAM SPONSOR LLC:

By:
Name:	Barry Kostiner
Title:

EXECUTIVE:

(SEAL)
Thomas Neukranz

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EXHIBIT A

General Release and Covenant Not to Sue

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

1.	Thomas Neukranz, (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that employment agreement made effective as of April 1, 2021 (the “Employment Agreement”) by and between Executive and Sagaliam Sponsor LLC. (the “Sponsor”), does hereby covenant not to sue or pursue any litigation or arbitration against, and waives, releases and discharges the Sponsor, its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present employees, officers, directors, representatives and agents of any of them (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this “General Release and Covenant Not to Sue” against the Releasees relating to his employment with the Sponsor or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Sponsor or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA”), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, wages and hours, or leave from work, and all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release the Sponsor from (a) any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned), (b) any rights Executive may have to indemnification under any law, charter or by-laws (or similar documents) of, or any agreement with, any member of the Releasees or otherwise, (c) any right or claim of contribution Executive may have with respect to any third-party claim, or (d) any insurance coverage under any directors and officers insurance or similar policies.

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2.	Executive further agrees that his General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns. Executive understands and confirms that Executive is executing this “General Release and Covenant Not to Sue” voluntarily and knowingly, but that this “General Release and Covenant Not to Sue” does not affect Executive’s right to claim otherwise under ADEA. In addition, Executive shall not be precluded by this “General Release and Covenant Not to Sue” from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

3.	In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of Executive to release all such matters fully, finally and forever, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

4.	In the event any of the Releasees brings a civil action or arbitration proceeding against Executive (other than a civil action or arbitration proceeding to enforce this General Release and Covenant Not to Sue) then this General Release and Covenant Not to Sue shall be of no further force and effect and Executive shall be permitted to bring claims against the Releasees that would have been otherwise barred by this General Release and Covenant Not to Sue.

5.	This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state without regard to principles of conflicts of laws, provided, however, that the arbitration provisions of the Employment Agreement shall be governed solely by the Federal Arbitration Act.

6.	To the extent that Executive is forty (40) years of age or older, this paragraph shall apply. Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this “General Release and Covenant Not to Sue”, which Executive has waived, and the Sponsor agrees that Executive may cancel this `General Release and Covenant Not to Sue” at any time during the seven (7) days following the date on which this “General Release and Covenant Not to Sue” has been signed by all parties to this “General Release and Covenant Not to Sue” To cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Sponsor written notice stating that Executive is canceling or revoking this “General Release and Covenant Not to Sue”. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Sponsor shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in Section 4(b)(i) of the Employment Agreement, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto. Executive is hereby advised to seek legal counsel prior to signing this “General Release and Covenant Not to Sue”.

7.	Executive acknowledges and agrees that Executive has entered this “General Release and Covenant Not to Sue” knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.

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IN WITNESS WHEREOF, the undersigned has caused this General Release and Covenant Not to Sue to be executed on this _____ day of ________________, 20___.

Thomas Neukranz

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